As filed with the Securities and Exchange Commission on July 31, 2020
Registration No. 333-205337

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-205337

UNDER
THE SECURITIES ACT OF 1933

TerraForm Power, Inc.
(TerraForm Power NY Holdings, Inc. as successor by merger to TerraForm Power, Inc.)
(Exact name of registrant as specified in its charter)

New York	84-5129672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o TerraForm Power NY Holdings, Inc.
200 Liberty Street, 14th Floor	10281
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

2018 Third Amended and Restated Long-Term Incentive Plan
(Full title of the plan)

William Fyfe
General Counsel and Secretary
TerraForm Power NY Holdings, Inc. (successor by merger to TerraForm Power, Inc.)
200 Liberty Street, 14th Floor
New York, New York
(Name and address of agent for service)

646-992-2400
(Telephone number, including area code, of Agent for Service)

Copies to:

Sean T. Wheeler, P.C.
Debbie P. Yee, P.C.
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

On July 31, 2020, pursuant to the Agreement and Plan of Reorganization, dated as of March 16, 2020, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Corporation, 2252876 Alberta ULC, TerraForm Power, Inc. (“TerraForm Power”), and TerraForm Power NY Holdings, Inc. (“Holdings”), TerraForm Power merged with and into Holdings, with Holdings as the surviving corporation of the merger (the “Reincorporation Merger”). Holdings is TerraForm Power’s successor by merger as a result of the Reincorporation Merger.

Holdings (as TerraForm Power’s successor by merger, the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to withdraw and deregister all registered but unsold or otherwise unissued shares of TerraForm Power’s Class A common stock, par value $0.01, (the “Common Stock”), issuable pursuant to the Registration Statement on Form S-8 (File No. 333-205337) (the “Registration Statement”), filed on June 29, 2015, pertaining to the registration of 4,691,021 shares of Common Stock issuable pursuant to TerraForm Power’s 2018 Third Amended and Restated Long-Term Incentive Plan (formerly known as the 2014 Second Amended and Restated Long-Term Incentive Plan).

In connection with the completion of the Reincorporation Merger and the transactions related thereto, the Registrant has terminated any and all offerings of TerraForm Power’s securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, TerraForm Power NY Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 31, 2020.

TERRAFORM POWER NY HOLDINGS, INC.
(as successor by merger to TerraForm Power, Inc.)

By:	/s/ William Fyfe
Name:	William Fyfe
Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.